UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549





                                     FORM 8-K/A-1


                             AMENDMENT TO CURRENT REPORT

                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934

          Date of Report
          (Date of earliest event reported):          October 20, 1995


                                SPS TECHNOLOGIES, INC.

                (Exact name of Registrant as specified in its charter)


          Pennsylvania                  1-4416              23-1116110

          (State or other            (Commission       (I.R.S. Employer
          jurisdiction of            File Number)      Identification No.)
          incorporation)



          101 Greenwood Avenue, Suite 470
          Jenkintown, Pennsylvania                            19046

          (Address of principal executive offices)         (Zip Code)



          Registrant's telephone  number, including area code: (215) 517-2000

                       SPS TECHNOLOGIES, INC. AND SUBSIDIARIES



               Filed herewith as Items 7(a), (b) and (c) to this Form 8-K/A-1 are the required financial statements and pro forma financial information, relating to the acquisition by SPS Technologies, Inc. (the "Registrant") of the outstanding capital stock of Metalac S.A. Industria e Comercio, such transaction as more fully described in the Current Report on form 8-K filed by the Registrant on August 28, 1995.

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                             SPS Technologies, Inc.
                                                  (Registrant)



                                             /s/William M. Shockley
                                             William M. Shockley
                                             Vice President, Chief Financial
                                             Officer and Controller



          Date:  October 20, 1995



               Mr. Shockley is signing on behalf of the Registrant and as the Chief Financial Officer of the Registrant.

  Item 7.  Financial Statements, Pro Forma Information and Exhibits

  (a) Financial Statements of Business Acquired

       I.  Metalac S.A. Industria e Comercio Audited Financial Statements

           Report of Independent Accountants

           Consolidated Balance Sheets as of December 31, 1994 and 1993

           Consolidated Statements of Income for the Years Ended
           December 31, 1994 and 1993

           Consolidated Statements of Changes in Shareholders' Equity for the Years Ended December 31, 1994 and 1993

           Consolidated Statements of Cash Flows for the Years Ended December 31, 1994 and 1993

           Notes to the Consolidated Financial Statements

       II. Metalac S.A. Industria e Comercio Unaudited Interim
           Financial Statements

           Condensed Consolidated Balance Sheets as of June 30, 1995 and December 31, 1994

           Condensed Consolidated Statements of Income for the
           Six Months Ended June 30, 1995 and 1994

           Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1995 and 1994

           Notes to the Condensed Consolidated Financial Statements

  (b) Pro Forma Financial Statements of SPS Technologies, Inc. and Metalac S.A. Industria e Comercio

           Introduction to Historical and Pro Forma
           Consolidated Financial Statements

           Unaudited Pro Forma Condensed Consolidated
           Balance Sheets as of June 30, 1995

           Unaudited Pro Forma Condensed Consolidated Statements of Consolidated Operations for the Six Months Ended June 30, 1995 and for the Year Ended December 31, 1994

           Notes to the Condensed Consolidated Pro Forma Financial
           Statements

  (c) Exhibits

        23 Consent of Independent Accountants

COOPERS & LYBRAND


                          REPORT OF INDEPENDENT ACCOUNTANTS


          To the
          Shareholders and Board of Directors of
          Metalac S.A. Industria e Comercio

          1 We have audited the accompanying consolidated balance sheets of Metalac S.A. Industria e Comercio and its subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these financial statements based on our audits.

          2 We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          3 In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Metalac S.A. Industria e Comercio and its subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.



          Sorocaba, Brazil
          January 20, 1995, except as
            to notes 13 and 16 for which
            date is May 25, 1995                /S/ Coopers & Lybrand

                             METALAC S.A. INDUSTRIA E COMERCIO
                                CONSOLIDATED BALANCE SHEETS
                              as of December 31, 1994 and 1993
                               (in thousands of U.S. dollars)

                                        ____________

                                           ASSETS

                                                            1994     1993


          Current Assets

            Cash and Cash Equivalents                        691      575
            Accounts Receivable, Net (Note 3)              3,316    1,612
            Inventories (Note 4)                           6,673    4,948
            Deferred Income Tax (Note 11)                    483      652
            Anticipated Income Tax                           314       18
            Other Current Assets                             488      234
                                                          ______    _____
                    Total Current Assets                  11,965    8,039
                                                          ______    _____
          Long-Term Assets

            Judicial Deposits and Other (Note 5)             779      541
            Property, Plant and Equipment, Net (Note 6)   14,603   15,472
            Deferred Charges                                 152      324
            Other Investments                                 56       84
                                                          ______   ______
                   Total Long-Term Assets                 15,590   16,421
                                                          ______   ______

                   Total Assets                           27,555   24,460
                                                          ======   ======



                    The accompanying notes are an integral part of the
                             consolidated financial statements.

                             METALAC S.A. INDUSTRIA E COMERCIO
                                CONSOLIDATED BALANCE SHEETS
                              as of December 31, 1994 and 1993
                               (in thousands of U.S. dollars)

                                       _____________

                                        LIABILITIES

                                                            1994     1993
          Current Liabilities

            Accounts Payable, Local Suppliers                507       25
            Accounts Payable, Foreign Suppliers              151      324
            Salaries and Payroll Taxes (Note 7)            1,668      430
            Taxes Payable, Other than Income
              Tax (Note 8)                                   729      719
            Social Contribution                               61       -
            Note Payable and Current Portion of
              Long-Term Debt (Note 9)                        987    1,112
            Dividends Payable (Note 12)                      242       -
            Other Accounts Payable                           565      530
                                                           _____    _____
               Total Current Liabilities                   4,910    3,140
                                                           _____    _____

          Long-Term Liabilities

            Long-Term Debt (Note 9)                          337      683
            Deferred Income Tax (Note 11)                     20      140
            Other Liabilities (Note 10)                      454      601
                                                           _____    _____
               Total Long-Term Liabilities                   811    1,424
                                                           _____    _____

               Total Liabilities                           5,721    4,564
                                                           =====    =====



                     The accompanying notes are an integral part of the
                            consolidated financial statements.

                             METALAC S.A. INDUSTRIA E COMERCIO
                                CONSOLIDATED BALANCE SHEETS
                              as of December 31, 1994 and 1993
                               (in thousands of U.S. dollars)

                                       _____________

                                    SHAREHOLDERS' EQUITY



                                                           1994       1993

          Shareholders' Equity
            Capital Composed by:
              Preferred Stock, without par Value,
                Authorized 728,777,800 Shares, and
                Issued 675,177,800 Shares
                (675,177,800 Shares Issued in 1993)
              Common Stock, without par Value,
                Authorized and Issued 671,222,200
                Shares (671,222,200 Shares Issued in
                1993)                                     16,488     16,488

            Preferred Stock in Treasury, at
              Cost (Note 13)                                (222)      -

            Retained Earnings (Note 12)                    5,568      3,408
                                                          ______     ______
               Total Shareholders' Equity                 21,834     19,896
                                                          ______     ______
               Total Liabilities and
                 Shareholders' Equity                     27,555     24,460
                                                          ======     ======



                     The accompanying notes are an integral part of the
                             consolidated financial statements.

                             METALAC S.A. INDUSTRIA E COMERCIO
                             CONSOLIDATED STATEMENTS OF INCOME
                       for the years ended December 31, 1994 and 1993
                               (in thousands of U.S. dollars)

                                       ____________


                                                         1994         1993

          Net Sales                                     25,530       21,193
          Cost of Goods Sold                           (16,413)     (13,789)
                                                        ______       ______

            Gross Profit                                 9,117        7,404

          Operating Expenses
           Management's Fees                              (421)        (278)
           General and Administrative Expenses          (6,078)      (5,199)
           Financial Expenses                             (424)        (582)
                                                        ______       ______

            Operating Income                             2,194        1,345

          Other Income (Expense)
           Equity in Earnings of Affiliates                -            (31)
           Financial Income                                453          392
           Translation Gain/(Loss)                         331       (1,828)
           Other, Net                                      184          498
                                                        ______       ______

            Total Other Income (Expense)                   968         (969)
                                                        ______       ______


            Income Before Taxes on Income
              and Social Contribution                    3,162          376

          Income Tax and Social
           Contribution (Note 11)                         (636)         740

                                                        ______       ______

          Net Income for the Year                        2,526        1,116
                                                        ======       ======



                     The accompanying notes are an integral part of the
                             consolidated financial statements.

                          METALAC S.A. INDUSTRIA E COMERCIO
             CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                   for the years ended December 31, 1994 and 1993
                           (in thousands of U.S. dollars)

                                   _____________



                                        Retained    Common Shares
                             Capital    Earnings    in Treasury     Total

        Balances as of
         December 31, 1992   16,488       2,292            -        18,780

        Net Income                        1,116                      1,116
                             ______       _____        ______       ______

        Balances as of
         December 31, 1993   16,488       3,408            -        19,896

        Dividends                          (366)                      (366)

        Common Shares
         Purchased in
         Treasury                                        (222)        (222)

        Net Income                        2,526                      2,526
                             ______       _____        ______       ______

        Balances as of
         December 31, 1994   16,488       5,568          (222)      21,834
                             ======       =====        ======       ======



                 The accompanying notes are an integral part of the
                         consolidated financial statements.

                             METALAC S.A. INDUSTRIA E COMERCIO
                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                       for the years ended December 31, 1994 and 1993
                               (in thousands of U.S. dollars)
                                     _________________

                                                           1994        1993
          Cash Flows from Operating Activities
            Net Income                                     2,526       1,116
            Adjustments to Reconcile Net Income
              to Net Cash Provided by Operating
              Activities:
              Depreciation and Amortization                1,590       1,750
              Equity in Earnings of Affiliates                -           31
              Deferred Income Tax, Net                        49        (381)
              Profit on Fixed Assets Sold                    (86)       (197)
            Changes in Assets and Liabilities
              Increase in Trade Accounts Receivable       (1,704)       (485)
              Increase in Inventories                     (1,725)       (783)
              Increase in Anticipated Income Tax            (296)        (18)
              Increase in Judicial Deposits
                Related to Legal Proceedings                (238)       (482)
              Increase in Trade Accounts Payable             309          49
              Increase/(Decrease) in Salaries and
                Payroll Taxes                              1,238         (71)
              Increase/(Decrease) in Income Tax
                Payable                                       71        (476)
              Decrease in Other Assets and
                Liabilities, Net                            (219)        (51)
              Decrease in Other Long-Term Liabilities       (147)         -
              Increase in Dividends Payable                  242          -
                                                           _____       _____

            Net Cash Provided by Operating
              Activities                                   1,610           2

          Cash Flows Provided by/(Used in) Investing
            Activities
              Purchases of Fixed Assets                     (730)       (376)
              Proceeds from Sale of Fixed Assets             267         391
              Proceeds from Other Investments                 28          -
                                                           _____       _____

                  Net Cash Provided by/(Used in)
                    Investing Activities                    (435)         15



                     The accompanying notes are an integral part of the
                             consolidated financial statements.

                             METALAC S.A. INDUSTRIA E COMERCIO
                     CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                       for the years ended December 31, 1994 and 1993
                               (in thousands of U.S. dollars)

                                    ___________________


                                                         1994     1993

          Cash Flows Used in Financing Activities
            Decrease in Financings                       (471)    (768)
            Dividends                                    (366)     (50)
            Purchases of Treasury Shares                 (222)      -
                                                       ______   ______

              Net Cash Used in Financing Activities    (1,059)    (818)
                                                       ______   ______

          Net Increase/(Decrease) in Cash and
            Cash Equivalents                              116     (801)

          Cash and Cash Equivalents at Beginning
            of Year                                       575    1,376
                                                       ______   ______

          Cash and Cash Equivalents at End of Year        691      575
                                                       ======   ======

          Supplemental Cash Flow Disclosures
            Interest Paid                                 193       93
            Income Tax Paid (Refunded), Net               565      167



                     The accompanying notes are an integral part of the
                             consolidated financial statements.

                          METALAC S.A. INDUSTRIA E COMERCIO
                    NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                    for the years ended December 31, 1994 and 1993
                            (in thousands of U.S. dollars)
                                   ________________


          1       Summary of Activities

                  The main activity of Metalac S.A. Industria e Comercio and its subsidiaries, "the Company", is the manufacture and sale, in Brazil and abroad, of high-resistance mechanical elements for fastening, such as screws, nuts, pins and the like.

          2       Significant Accounting Policies

          2.1     Accounting Records

                  The legal accounting records of the Company are maintained in Brazilian currency and in accordance with local accounting practices and law. In order to present financial statements in conformity with accounting principles generally accepted in the United States, the Company maintains additional accounting records which are used solely for this purpose.

          2.2     Currency Remeasurement

                  The Company follows Statement of Financial Accounting Standards No. 52, Foreign Currency Translation. Under this statement, the United States dollar is the functional currency as Brazil is a high inflation country. As such, the local accounts of the Company are translated into United States dollars as follows:

          2.2.1 Balance sheet accounts are translated into United States dollars at current exchange rate for monetary items and at historical rates for all other items. Revenue and expense accounts are translated at the average exchange rate in effect during each month, except for those accounts which relate to assets and liabilities translated at historical rates. Translation gains and losses are recognized in the statements of income.

          2.3     Effects of Inflation in the Local Accounting Records

                  Brazilian corporation law requires price-level restatement of permanent assets (fixed assets, deferred charges and permanent investments) and shareholderes' equity accounts in the local records maintained in reais, using the Tax Reference Unit (Ufir).

                                   _______________


                  The monetary correction amounts computed are recorded in the respective financial statement accounts with the net amount recorded as a gain or loss in the statement of income. Net monetary correction gains are taxable, although to the extent that such gains exceed foreign exchange losses and monetary correction adjustments on real indebtedness, the payment of income tax thereon is deferred. Net monetary correction losses are deductible for income tax purposes. The effects of inflation are eliminated for the financial statements in conformity with accounting principles generally accepted in the United States.

          2.4     Principles of Consolidation

                  The consolidated financial statements include the accounts of Metalac S.A. Industria e Comercio and its wholly-owned subsidiaries, Metalac Exportacoes e Participacoes Ltda., Metalinox Industria e Comercio Ltda., International Fastener Trading Co. and MEPS Produtos Sinterizados Ltda. All significant intercompany balances and transactions have been eliminated in consolidation.

          2.5     Financial Instruments

                  The carrying value of the Company's financial instruments as of December 31, 1994 and 1993 approximates their estimated fair values. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

          2.5.1   Cash and Cash Equivalents

                  The Company considers cash and cash equivalents to be all highly liquid investments purchased with original maturities of three months or less. The carrying amount approximates fair value because of the short-term maturity of these items.

          2.5.2   Short-Term Borrowings

                  The carrying amount approximates fair value due to the short-term maturity of these instruments.

                                  ________________


          2.5.3   Long-Term Debt

                  The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues.

          2.5.4   Concentration of Credit Risk

                  The  Company  sells its  principal  products  to a  large
                  number of customers in different industries and geographies. To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial conditions but does not generally require collateral. The Company invests available cash in money market securities of various banks with high credit ratings.

          2.6     Inventories

                  Inventories are stated at the average acquisition or production cost, less a provision for adjustment to net realilzable value, whenever applicable.

          2.7     Property, Plant and Equipment

                  Property,  plant  and  equipment  are  carried  at  cost.
                  Depreciation of cost is provided over the estimated useful lives of the assets using the straight-line method. Repairs and maintenance are charged to expense as incurred. Profits or losses resulting from the sale of assets are included in the statements of income as Other Income or Expense.

          2.8     System Development Expenses

                  System development expenses, under the caption Deferred Charges, are amortized by the straight-line method over sixty (60) months from the implementation of each system.

          2.9     Income Taxes

                  Taxes on income are determined under Statement of Financial Accounting Standards No. 109 (FAS 109) "Accounting for Income Taxes." Under this method, deferred tax liabilities and assets are determined based on the difference between financial statement and tax basis of assets and liabilities using enacted statutory tax rates in effect at the balance sheet dates.

                                  ________________


          3       Accounts Receivable

                  Components are as follows:

                                                        1994     1993

                      Accounts Receivable, Trade       3,881    2,138
                      Discounted Exchange Bills         (560)    (521)
                      Allowance for Bad Debts             (5)      (5)
                                                       ______   ______

                                                       3,316    1,612
                                                       ______   ______

          4       Inventories

                  Components are as follows:

                                                        1994     1993

                      Finished Goods                   2,473    2,534
                      Work in Process                  1,900      884
                      Raw Materials                    1,016      706
                      Tools and Supplies               1,284      824
                                                       ______   ______

                                                       6,673    4,948
                                                       ______   ______
          5       Judicial Deposits and Other

                  Components are as follows:

                                                        1994     1993

                      Finsocial                           31       23
                      Income Tax                         321      228
                      Compulsory Loan                    152      108
                      Excise Tax (IPI) on Imports         94       68
                      Other                              181      114
                                                       ______   ______
                                                         779      541
                                                       ======   ======

                                  ________________


          6       Property, Plant and Equipment

                                                        1994     1993

                      Land                                61       61
                      Building and Improvements        5,824    5,824
                      Machinery and Equipment         26,796   26,639
                      Construction in Progress           119      283
                                                      ______   ______

                                                      32,800   32,807
                      Accumulated Depreciation       (18,197) (17,335)
                                                      ______   ______

                                                      14,603   15,472
                                                      ======   ======

                  The useful lives in computing depreciation for buildings and improvements are 33 years, machinery and equipment 13 and 7 years.




          7       Salaries and Payroll Taxes

                                                        1994     1993

                      Vacation Provision Payable         439      240
                      Employee Profit Sharing          1,146        -
                      Payroll Taxes                       83      190
                                                       _____     ____

                                                       1,668      430
                                                       =====     ====

                                  ________________


          8       Taxes Payable, Other than Income Tax

                                                        1994     1993

                      Excise Tax and Value-Added Tax     539      603
                      Cofins/Finsocial                    81       17
                      Other                              109       99
                                                       _____    _____

                                                         729      719
                                                       =====    =====

          9       Note Payable and Long-Term Debt

                                                      Current Liabilities
                                                      ___________________
                                                        1994     1993
                  Local Financings
                    Loans Subject to Monetary
                      Restatement by TR, plus
                      Interest, as Follows:

                  -   Working Capital Ranging
                      from 5.88 to 6.05% per
                      Month                              555      190
                  -   Financing of Fixed Assets
                      Ranging from 8 to 12% per
                      Year                                63       85

                  Foreign Financings
                    Loans Subject to Exchange Variance
                      at the U.S. Dollar Rate, plus
                      Interest and Commission, as Follows:

                  -   Working Capital - 16% per Year     206        5
                  -   Financing of Fixed Assets -
                      7.49 per Year                      163      569
                  -   Other                                -      263
                                                       _____    _____
                                                         987    1,112
                                                       =====    =====

                                  ________________


                                                       Long-Term Debt
                                                      _______________
                                                        1994     1993

                  Local Financings
                    Loans Subject to Monetary
                      Restatement by TR, plus
                      Interest, as Follows:

                  -   Working Capital Ranging
                      from 5.88 to 6.05% per
                      Month                                -        -
                  -   Financing of Fixed Assets
                      Ranging from 8 to 12% per
                      Year                                72       86

                  Foreign Financings
                    Loans Subject to Exchange Variance
                      at the U.S Dollar Rate, plus
                      Interest and Commission, as Follows:

                  -   Working Capital - 16% per Year       -      200
                  -   Financing of Fixed Assets -
                      7.49 per Year                      265      397
                  -   Other                                -        -
                                                        ____     ____

                                                         337      683
                                                        ====     ====

                  The above loans are collateralized by a chattel mortgage of equipment.

                  Long-term debt is payable as follows:



                             Local      Foreign
                           Financing   Financing    Total

                  1996        72          132        204
                  1997         -          133        133
                             ___         ____       ____

                    Total     72          265        337
                             ===         ====       ====

                                 ________________


          10      Other Liabilities

                                                            1994     1993

                    Excise Tax and Value-Added Tax           207      425
                    Social Contribution (IPC 90)             113       80
                    Social Security on Management Fee        134       75
                    Other                                     -        21
                                                            ____     ____

                                                             454      601
                                                            ====     ====

                  The Company was authorized by the federal and state governments to pay the IPI (excise tax) and ICMS (state value-added tax) in installments. The maturity of these installments will be until September 1996, subject to monetary correction based on Tax Reference Unit (Ufir) variation.

          11      Income Taxes

                  The components of the provision (benefits) for income taxes on operations were as follows:

                                                            1994     1993

                    Reversal of Taxes on Income               -      (361)
                    Provision for Deferred Income Tax        304     (381)
                    Income Tax and Social
                      Contribution for the Year            1,799      378
                    Valuation Allowance                   (1,467)    (376)
                                                           _____    _____
                     Total                                   636     (740)
                                                           =====    =====


                  During 1993, the Company obtained an injunction suspending the payment of income tax and social contribution, relating to a suit involving monetary restatement of the 1990 balance sheet. As a result, the Company reversed the provision for income tax made in 1990 for this purpose, which resulted in a credit of US$361 in 1993.

                                  _________________


          The reconciliation between the statutory and effective income tax rate is as follows:
                                             1994                1993
                                     _________________    _________________
                                      %        Amount      %        Amount

          Income before Taxes on
            Income and Social
            Contribution                       3,162                376

            Provision Computed at
              Statutory Income Tax
              Rate                   (41)     (1,296)      (41)    (154)
            Permanent Differences    (16)       (505)       94      352
            Net Loss Subsidiaries    (11)       (354)      (41)    (155)
            Valuation Allowance       46       1,467       100      376
            Reversal of Tax
              on Income                -           -        96      361
            Other, Net                 2          52       (11)     (40)
                                   _____       _____     _____    _____
              Total Effective
                Income Tax           (20)       (636)      197      740
                                   =====       =====     =====    =====


          Deferred income tax assets result primarily from temporary differences between tax and financial statement purposes as follows:

                                                         1994         1993

               Accrued Liabilities                       416          467
               Excise Tax and Value-Added Tax             55          185
               Allowance for Bad Debts                    12            -
               Deferred Income Tax Asset on
                 Tax Loss Carryforward                 1,541        2,782
               Valuation Allowance                    (1,541)      (2,782)
                                                       _____        _____

                    Total                                483          652
                                                       =====        =====


          At December 31, 1994, a change in the income tax regulations was introduced to increase federal income tax rates and to limit the yearly utilization of income tax loss carryforwards to 30 percent of taxable income as from January 1, 1995. New tax rate will be of 25 percent for taxable income up to US$922, and of 43 percent for taxable income exceeding that amount.

                                  _________________


               The Company has offsettable accumulated tax losses in the amount of US$3,759 (US$6,801 in 1993) which can be offset against future taxable income, as follows:

                              Fiscal Year    Amount     Expiration Date

                                 1991         1,878          1995
                                 1992         1,025    No expiration date
                                 1993           433          1997
                                 1994           423          1998
                                              _____

                                  Total       3,759
                                              =====

          12      Capital Stock and Retained Earnings

                  As of December 31, 1994 and 1993, the capital stock is represented by 1,346,400,000 shares, without par value and determined in reais (local currency), monetarily restated in accordance with Brazilian Corporate Legislation. As of December 31, 1994 the Company's by-law and statutory records reflected capital in local currency of R$20,397,077,equivalent to US$24,110,020 at the exchange rate ruling at the balance sheet date (in 1993 R$2,029,048 equivalent to US$17,110,695).

                  The  capital  stock composition  can  be demonstrated  as
                  follows:
                                                         1994
                                            ______________________________
                                               Common           Preferred
                                               Shares            Shares

                  Brazilian Shareholders     382,596,400       337,877,800
                  Foreign Shareholders       288,625,800       337,300,000
                                             ___________       ___________

                      Total of Shares        671,222,200       675,177,800
                                             ===========       ===========

                  Equivalent in US Dollars    12,019,594        12,090,426
                                             ===========       ===========

                                     _________________



                                                         1993
                                            ______________________________


                                               Common           Preferred
                                               Shares            Shares

                  Brazilian Shareholders    382,596,400        337,877,800
                  Foreign Shareholders      288,625,800        337,300,000
                                            ___________        ___________

                      Total of Shares       671,222,200        675,177,800
                                            ===========        ===========

                  Equivalent in US Dollars    8,530,212          8,580,483
                                            ===========        ===========


                  Brazilian corporate law permits the payment of cash dividends to foreign shareholders based on retained earnings reflected in the Company's local statutory records. As of December 31, 1994, the Company's statutory records reflected retained earnings, in local currency of R$418 (R$782 in 1993), equivalent to US$493 (US$2,398 in
                  1993).

                  The preferred shares are nonvoting, have a minimum dividend of 25 percent of net profit, adjusted in accordance with Corporate Law for this purpose, and share equally with common shares on liquidation of the Company.

                  Cash dividends credited or paid to shareholders domiciled in the United States are subject to a withholding tax of 15 percent.

                                 _________________


                  Dividends distributed during the fiscal year ended December 31, 1994, in local currency, amounted to R$316 (equivalent to US$366), which represented 32.86% of the adjusted net income as follows:

                                                            Local Currency
                                                           ________________
                                                                  R$

                    Accumulated Losses                        (1,611,906)
                    Net Income for the Year                    2,263,791
                    Revaluation Reserve Realization              421,771
                    Legal Reserve                               (113,189)
                                                               _________

                           Adjusted Net Income                   960,467
                                                               _________

                     Dividends Paid                              105,085
                     Monetary Correction of Dividends Paid         5,542
                     Dividends Declared                          205,000
                                                               _________

                           Total Dividends                       315,627
                                                               =========

                                                                  32.86%
                                                               =========


                  At December 31, 1994, SPS International Investment Co. had registered capital with Central Bank of Brazil in the amount of US$4,106.

          13      Treasury Shares

                  In August 1994, the Company acquired 32,835,000 shares at the average cost of R$6.04 (US$6.77) per lot of 1,000 shares - minimum cost of R$6.03 (US$6.76) and maximum cost of R$6.63 (US$7.43).

                  In a meeting held on December 15, 1994, the Board of Directors decided to cancel the acquired shares; this decision and the consequent reduction in the number of the existing shares were approved in the Shareholders' Meeting held on April 28, 1995.

                                   _________________


          14      Subscription Bonus

                  At April 5, 1994, the Company issued 13,500,000 subscription bonuses at the unit price of R$0.01 (US$0.01), the purchasers of such bonuses will be entitled to subscribe the shares within three years at the value of R$10.00 (US$11.79) per lot of 1,000 preferred shares.

          15      Profit Sharing

                  In 1994, the Company signed an agreement with CREM, the Metalac's Representative Employee Commission, and with the Metalworkers' Union of Sorocaba which provides for Metalac S.A.'s employees to receive profit sharing calculated based on the excess of generated operating income for the year versus operating income budgeted by the Company's Management. The amount of US$1,376 accounted for as profit sharing was charged to Cost of Goods Sold by US$1,016 and to Operating Expenses by US$360 in 1994.

          16      Subsequent Event

                  In May 1995, SPS Technologies, Inc. entered into a definitive purchase agreement with certain shareholders to acquire approximately 48% of the outstanding stock of the Company. The proposed transaction, which is subject to various regulatory approvals, increases SPS's ownership to approximately 95%. The transaction is expected to be completed in the third quarter of 1995.

                           METALAC S.A. INDUSTRIA E COMERCIO
                         CONDENSED CONSOLIDATED BALANCE SHEETS
                       as of June 30, 1995 and December 31, 1994
                             (in thousands of U.S. dollars)
                                      (unaudited)

                                    _______________

                                         ASSETS

                                                 June 30,     December 31,
                                                   1995           1994

          Current Assets

               Cash and Cash Equivalents             406           691
               Accounts Receivable, Net            4,138         3,316
               Inventories (Note 2)                9,309         6,673
               Deferred Income Tax (Note 4)          866           483
               Other Current Assets                  720           488
               Anticipated Income Tax (Note 4)       684           314
                                                  ______        ______

                    Total Current Assets          16,123        11,965
                                                  ______        ______

          Long-Term Assets

               Judicial Deposits and Other           799           779
               Property, Plant and Equipment, Net 14,300        14,603
               Deferred Charges                       46           152
               Other Investments                      56            56
                                                  ______        ______

                    Total Long-Term Assets        15,201        15,590
                                                  ______        ______

                    Total Assets                  31,324        27,555
                                                  ======        ======



                 The accompanying notes are an integral part of the
                      condensed consolidated financial statements.

                           METALAC S.A. INDUSTRIA E COMERCIO
                         CONDENSED CONSOLIDATED BALANCE SHEETS
                       as of June 30, 1995 and December 31, 1994
                             (in thousands of U.S. dollars)
                                      (unaudited)

                                    _______________

                                      LIABILITIES

                                                 June 30,     December 31,
                                                   1995           1994

          Current Liabilities
               Accounts Payable - Trade            1,287           658
               Salaries and Payroll Taxes          1,686         1,668
               Taxes Payable, other than
                Income Tax                           920           729
               Income Tax and Social
                Contribution (Note 4)              1,183            61
               Note Payable and Current
                Portion of Long-Term Debt          1,161           987
               Dividends Payable                      15           242
               Other Accounts Payable              1,147           565
                                                   _____         _____

                    Total Current Liabilities      7,399         4,910
                                                   _____         _____
          Long-Term Liabilities
               Long-Term Debt                        240           337
               Deferred Income Tax                    21            20
               Other Liabilities                     339           454
                                                   _____         _____

                    Total Long-Term Liabilities      600           811
                                                   _____         _____

                    Total Liabilities              7,999         5,721
                                                   =====         =====



                   The accompanying notes are an integral part of the
                      condensed consolidated financial statements.

                           METALAC S.A. INDUSTRIA E COMERCIO
                         CONDENSED CONSOLIDATED BALANCE SHEETS
                       as of June 30, 1995 and December 31, 1994
                             (in thousands of U.S. dollars)
                                      (unaudited)

                                    _______________

                                 SHAREHOLDERS' EQUITY

                                                 June 30,     December 31,
                                                   1995           1994

          Shareholders' Equity
           Capital Composed by:
             Preferred Stock, without par
               Value, Authorized 728,777,800
               Shares and Issued 642,342,000
               Shares (675,177,800 Shares
               Issued in 1994)
             Common Stock, without par Value,
               Authorized and Issued 671,222,200
               Shares (671,222,200 Shares
               Issued in 1994)                    16,488          16,488
             Retained Earnings                     6,837           5,346
                                                  ______          ______

              Total Shareholders' Equity          23,325          21,834
                                                  ______          ______

          Total Liabilities and
                Shareholders' Equity              31,324          27,555
                                                  ======          ======



                   The accompanying notes are an integral part of the
                      condensed consolidated financial statements.

                           METALAC S.A. INDUSTRIA E COMERCIO
                      CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 for the six-month periods ended June 30, 1995 and 1994
                             (in thousands of U.S. dollars)
                                      (unaudited)

                                    _______________




                                                             June 30,
                                                     ______________________
                                                        1995         1994

          Net Sales                                    17,945       10,490
          Cost of Goods Sold                          (11,889)      (6,610)
                                                      _______       ______

                    Gross Profit                        6,056        3,880

          Selling, General and Administrative
            Expense                                    (3,817)      (2,607)
                                                      _______       ______

                    Operating Earnings                  2,239        1,273

          Other Income (Expense)
            Interest Income                               141          330
            Interest Expense                             (290)        (196)
            Translation Gain/(Loss)                       124         (241)
            Other, Net                                     61           (3)
                                                      _______       ______

                    Total Other Income (Expense)           36         (110)
                                                      _______       ______

          Earnings before Income Taxes                  2,275        1,163
          Provision for Income Taxes                     (784)        (151)
                                                      _______       ______

          Net Earnings                                  1,491        1,012
                                                      =======       ======



                    The accompanying notes are an integral part of the
                       condensed consolidated financial statements.

                             METALAC S.A. INDUSTRIA E COMERCIO
                      CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
                  for the six-month periods ended June 30, 1995 and 1994
                              (in thousands of U.S. dollars)
                                        (unaudited)

                                     _______________


                                                            June 30,
                                                       _________________
                                                         1995     1994

          Net Cash Provided by Operating Activities       545      983
                                                        ______    _____
          Cash Flows Used by Investing Activities
           Additions to Property, Plant and Equipment    (680)    (426)
                                                        ______    _____

          Cash Flows Provided (Used) by Financing
            Activities
               Increase (Decrease) in
                 Notes Payable and in Loans                77     (380)
               Payments of Cash Dividends                (227)       -
                                                        ______    _____


          Net Cash Used by Financing Activities          (150)    (380)
                                                        ______    _____

          Net Increase (Decrease) in Cash and
           Cash Equivalents                              (285)     177

          Cash and Cash Equivalents at Beginning
           of Period                                      691      575
                                                        ______    _____
          Cash and Cash Equivalents at End of
           Period                                         406      752
                                                        ======    =====



                    The accompanying notes are an integral part of the
                       condensed consolidated financial statements.

                          METALAC S.A. INDUSTRIA E COMERCIO
               NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            (in thousands of U.S. dollars)
                                     (unaudited)

                                   _______________


          1.   Financial Statements

               In the opinion of the Company's Management, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary to present fairly the financial position as of June 30, 1995, the results of operations of the six-month periods ended June 30, 1995 and 1994, and cash flows for the six-month periods ended June 30, 1995 and 1994. The December 31, 1994 condensed consolidated balance sheet data were derived from audited financial statements, but do not include all disclosures required by generally accepted accounting principles. All financial information has been prepared in conformity with the accounting principles reflected in the financial statements for the year ended December 31, 1994, applied on a consistent basis.

          2.   Inventories                             1995       1994

                    Finished Goods                    4,156      2,473
                    Work in Process                   2,603      1,900
                    Raw Materials and Supplies        2,550      2,300
                                                      _____      _____

                                                      9,309      6,673
                                                      =====      =====
          3.   Treasury Shares

               In August 1994, the Company acquired 32,835,000 shares at the average cost of R$6.04 (US$6.77 per lot of 1,000 shares
               - minimum cost of R$6.03 (US$6.76) and maximum cost of R$6.63 (US$7.43).

               In a meeting held on December 15, 1994, the board of directors decided to cancel the acquired shares; this decision and the consequent reduction in the number of the existing shares were approved in the shareholders' meeting held on April 28, 1995.

              NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS,
                                     (Continued)

                                   _______________


          4.   Income Taxes

               Effective January 1, 1995, a change in the income tax regulations was introduced to increase federal income tax rates and to limit the yearly utilization of income tax loss carryforwards to 30 percent of taxable income as from January 1, 1995. In addition the new tax rate is 25 percent for taxable income up to R$780 (equivalent to US$922), and is 43 percent for taxable income exceeding that amount. As a result, the Company's effective tax rate for the six-month period ended June 30, 1995 is higher than 1994 for the same period.

          5.   Profit Sharing

               On November 1, 1994, the Company signed an agreement with CREM, the Metalac's Representative Employee Commission, and with the Metalworkers' Union of Sorocaba which provides for Metalac S.A.'s employees to receive profit sharing calculated based on the excess of generated operating income for the year versus operating income budgeted by the Company's Management. This agreement was confirmed for the year ended December 31, 1995 on July 28, 1995. The amount of US$303 accounted for as salaries and payroll payable was charged to cost of goods sold (US$234) and to administrative expenses (US$69) in net income for period ended June 30, 1995.

                     PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

             SPS TECHNOLOGIES, INC. AND METALAC S.A. INDUSTRIA E COMERCIO



               The following pro forma consolidated financial statements of SPS Technologies, Inc. (the "Company") have been prepared to reflect the acquisition of approximately 48 percent of the outstanding stock of Metalac for $4 million in cash and 141,666 shares of the Company's common stock (approximate market value on August 16, 1995 of $5.7 million). With the acquisition, the Company increased its ownership to approximately 95 percent.

               The unaudited pro forma condensed consolidated balance sheets are prepared as if all of the transactions occurred as of June 30, 1995. The unaudited pro forma condensed consolidated statements of income are prepared as if the transaction occurred as of the beginning of the periods presented.

               The unaudited pro forma condensed consolidated statements of income do not purport to represent what the Company's results of operations for the period would actually have been had the acquisition in fact occurred on the aforementioned dates, or to project the Company's results of operations for any future periods. The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable under the circumstances. These adjustments are directly attributable to the consummated transaction and are expected to have continuing impact on the financial position and results of operations of the Company.

               The unaudited pro forma condensed consolidated financial statements of operations should be read in conjunction with the Company's consolidated financial statements, including notes thereto.

                                SPS TECHNOLOGIES, INC.
        Unaudited Historical & Pro Forma Condensed Consolidated Balance Sheets
                                  as of June 30, 1995
                            (in thousands of U.S. dollars)



                                       Historical          (a)
                                   _________________    Pro Forma
                                   SPS Tech  Metalac   Adjustments  Pro Forma
 ASSETS

 Current Assets

 Cash and Cash Equivalents            8,400      406      (4,000)      4,806
 Accounts Receivable, Net            63,439    4,138           -      67,577
 Inventories                         80,684    9,309           -      89,993
 Deferred Income Taxes               13,265      866           -      14,131
 Net Asssets Held for Sale            2,362        -           -       2,362
 Other Current Assets                 2,270    1,404           -       3,674
                                   ________  _______      ______    ________
      Total Current Assets          170,420   16,123      (4,000)    182,543
                                   ________  _______      ______    ________
 Investments in Affiliates           16,545        -     (10,963)      5,582
 Property, Plant and Equipment, Net  93,751   14,300      (1,439)    106,612
 Other Assets                        27,308      901         (90)     28,119
                                   ________  _______      ______    ________
      Total Long-Term Assets        137,604   15,201     (12,492)    140,313
                                   ________  _______      ______    ________

      Total Assets                  308,024   31,324     (16,492)    322,856
                                   ========  =======      ======    ========



             The accompanying notes are an integral part of the pro forma consolidated financial statements.

                                SPS TECHNOLOGIES, INC.
        Unaudited Historical & Pro Forma Condensed Consolidated Balance Sheets
                                  as of June 30, 1995
                            (in thousands of U.S. dollars)


                                      Historical          (a)
                                  _________________    Pro Forma
                                  SPS Tech  Metalac   Adjustments   Pro Forma
  LIABILITIES

  Current Liabilities

  Notes Payable                     5,076    1,161           -        6,237
  Accounts Payable                 25,479    1,287           -       26,766
  Accrued Expenses                 37,093    2,606       1,166       40,865
  Income Taxes Payable              1,865    1,183           -        3,048
  Other Current Liabilities           -      1,162           -        1,162
                                  _______    _____       _____      _______
     Total Current Liabilities     69,513    7,399       1,166       78,078
                                  _______    _____       _____      _______
  Deferred Income Tax              10,894       21           -       10,915
  Long-Term Debt                   68,233      240           -       68,473
  Other Liabilities                26,133      339           -       26,472
                                  _______    _____       _____      _______
     Total Long-Term Liabilities  105,260      600           -      105,860
                                  _______    _____       _____      _______
     Total Liabilities            174,773    7,999       1,166      183,938
                                  =======    =====       =====      =======



                  The accompanying notes are an integral part of the
                     pro forma consolidated financial statements.

                                SPS TECHNOLOGIES, INC.
        Unaudited Historical & Pro Forma Condensed Consolidated Balance Sheets
                                  as of June 30, 1995
                            (in thousands of U.S. dollars)



                                       Historical          (a)
                                   _________________    Pro Forma
                                   SPS Tech  Metalac   Adjustments  Pro Forma


  Shareholders' Equity

  Capital Composed by:

  Common and Preferred Stock          6,408   16,488     (16,488)      6,408
  Additional Paid in Capital         68,896        -       4,522      73,418
  Retained Earnings                  70,691    6,837      (6,837)     70,691
  Minimum Pension Liability          (1,235)       -           -      (1,235)
  Common Stock in Treasury, at Cost  (5,991)       -       1,145      (4,846)
  Cumulative Translation Adjustments (5,518)       -           -      (5,518)
                                    _______   ______      ______     _______

       Total Shareholders' Equity   133,251   23,325     (17,658)    138,918
                                    _______   ______      ______     _______
          Total Liabilities and
            Shareholders' Equity    308,024   31,324     (16,492)    322,856
                                    =======   ======      ======     =======



                  The accompanying notes are an integral part of the
                     pro forma consolidated financial statements.

                                SPS TECHNOLOGIES, INC.
                 Unaudited Historical & Pro Forma Condensed Statements
                              of Consolidated Operations
                        For the six months ended June 30, 1995
                 (in thousands of U.S. dollars except per share data)

                                       Historical
                                   _________________    Pro Forma
                                   SPS Tech  Metalac   Adjustments  Pro Forma

 Net Sales                         $203,013  $17,945    $      -    $220,958
 Cost of Goods Sold                 166,995   11,889    (b)  (75)    178,809
                                    _______   ______      ______     _______

      Gross Profit                   36,018    6,056          75      42,149

 Selling, General & Administrative
      Expense                        23,813    3,817           -      27,630
                                    _______   ______      ______     _______

           Operating Earnings        12,205    2,239          75      14,519

 Other Income (Expense)

      Interest Income                   266      141    (c) (100)        307
      Interest Expense               (3,180)    (290)          -      (3,470)
      Equity in Earnings of
        Affiliates                    1,014        -    (d) (550)        464
      Translation Gain/(Loss)             -      124           -         124
      Other, Net                       (150)      61    (e) (150)       (239)
                                    _______   ______      ______      ______

      Total Other Income (Expense)   (2,050)      36        (800)     (2,814)
                                    _______   ______      ______      ______

 Earnings before Income Taxes        10,155    2,275        (725)     11,705
 Provision for Income Taxes           3,180      784    (f) (250)      3,714
                                    _______   ______      ______      ______

 Net Earnings                      $  6,975  $ 1,491    $   (475)   $  7,991
                                    =======   ======      ======      ======

 Primary and fully diluted            $1.20                            $1.34
   earnings per share                 =====                            =====

 Weighted average number of
   common shares used to compute
   earnings per share                 5,795                            5,948



                  The accompanying notes are an integral part of the
                     pro forma consolidated financial statements.

                                SPS TECHNOLOGIES, INC.
                          Unaudited Historical and Pro Forma
                         Statements of Consolidated Operations
                         for the Year ended December 31, 1994
                 (in thousands of U.S. Dollars except per share data)


                                       Historical
                                   _________________    Pro Forma
                                   SPS Tech  Metalac   Adjustments  Pro Forma

 Net Sales                         $348,905  $25,530    $      -    $374,435
 Cost of Goods Sold                 292,580   16,413    (b) (150)    308,843
                                    _______   ______     _______     _______

           Gross Profit              56,325    9,117         150      65,592

 Selling, General and Administrative
   Expense                           44,847    6,923           -      51,770
 Restructuring Charge, Net            3,500        -           -       3,500
                                    _______   ______     _______     _______

           Operating Earnings         7,978    2,194         150      10,322

 Other Income (Expense)
      Interest Income                   440      453    (c) (200)        693
      Interest Expense               (6,924)       -           -      (6,924)
      Equity in Earnings of
        Affiliates                    1,726        -    (d) (887)        839
      Translation Gain/(Loss)             -      331           -         331
      Other, Net                      2,900      184    (e) (300)      2,784
                                    _______   ______     _______      ______

 Total Other Income (Expense)        (1,858)     968      (1,387)     (2,277)
                                    _______   ______     _______      ______

 Earnings before Income Taxes         6,120    3,162      (1,237)      8,045
 Provision for Income Taxes           2,920      636    (f) (450)      3,106
                                    _______   ______     _______      ______

 Net Earnings                      $  3,200  $ 2,526    $   (787)   $  4,939
                                    =======   ======     =======      ======


 Net Earnings per share                $.62                             $.94
                                       ====                             ====
 Weighted average number of
   common shares used to compute
   earnings per share                 5,132                            5,263



                  The accompanying notes are an integral part of the
                          consolidated financial statements.

                                     NOTES TO THE
                          UNAUDITED HISTORICAL AND PRO FORMA
                                 FINANCIAL STATEMENTS



          The Pro Form Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheets as of June 30, 1995 and the Pro Forma Condensed Statements of Consolidated Operations for the six months ended June 30, 1995 and Statements of Consolidated Operations for the year ended December 31, 1994 are as follows:

          (a) Represents the acquisition of approximately 48 percent of the outstanding stock of Metalac for $4 million in cash and 141,666 shares of the Company's common stock (approximate market value on August 16, 1995 of $5.7 million). With the acquisition, the Company increased its ownership to approximately 95 percent. The Company allocated the total cost of this acquisition to the individual assets and liabilities in accordance with Accounting Principles Board Opinion No. 16 (Business Combinations). This allocation resulted in a writedown of the machinery and equipment ($1.4 million) and other non-current assets ($90 thousand).

          (b) Represents the decrease in depreciation and amortization resulting from the writedown of the machinery and equipment and other non-current assets.

          (c) Represents a decrease in interest income resulting from the cash payment portion of the acquisition cost.

          (d) Prior to this acquisition, the Company accounted for its minority ownership in Metalac as an affiliate on the equity method.

          (e) Represents payments under the terms of the covenant not to compete agreement.

          (f) Represents the tax effects of (c), (d) and (e) above at the appropriate statutory tax rate.